Exhibit 10.17

Description of Informal Arrangement Between Registrant and James D. Tilton, Jr.

The Company is party to an informal unwritten arrangement with its chief executive officer, James D. Tilton, Jr., entered into and effective January 1, 2010, and continuing on a month to month basis thereafter. Under this informal arrangement, Mr. Tilton receives compensation generally in the amount of $5,000 per month, and an annual bonus of $10,000.  Any amounts unpaid at the end of a quarter are converted to a convertible note which is convertible to common stock at a 50% discount to the market price. This arrangement was determined by Mr. Tilton in consultation with PPD Investors (a principal investor to the Company). PPD Investors’ role was limited to a single phone call with Mr. Tilton. So long as Mr. Tilton remains the Company’s sole director, all executive compensation decisions in the future will be made solely by Mr. Tilton.